Exhibit 99.3

CONSENT TO REFERENCE IN PROXY STATEMENT/PROSPECTUS

May 13, 2022

Vickers Vantage Corp. I

1 Harbourfront Avenue

#16-06 Keppel Bay Tower

Singapore 098632

Vickers Vantage Corp. I (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence immediately after the effective time of the merger described in the proxy statement/prospectus.

Sincerely,
/s/ Tien-Li Lee, M.D.
Tien-Li Lee, M.D.